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Instinet Group Incorporated

First Quarter 2005 Earnings

Conference Call Transcript

April 25, 2005

CORPORATE PARTICIPANTS

Lisa Kampf

Instinet Group - Investor Relations

Ed Nicoll

Instinet Group - CEO

John F. Fay

Instinet Group - CFO

CONFERENCE CALL PARTICIPANTS

Roger Freeman

Lehman Brothers - Analyst

Daniel Goldberg

Bear Stearns - Analyst

Richard Repetto

Sandler O’Neill & Partners - Analyst

Ian Laughey

Third Avenue Management - Investor

Michael Vinciquerra

Raymond James & Associates - Analyst

Charlotte Chamberlain

Jeffries & Company - Analyst

Lance Freeland

EBS & Associates - Investor

Operator:    Good morning. My name is Michelle and I will be your conference facilitator.

At this time I would like to welcome everyone to the Instinet First Quarter 2005 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

Thank you.

I will now turn the call over to Miss Lisa Kampf, Director of Investor Relations at Instinet.

Please go ahead.

Lisa Kampf: Good morning and welcome to the Instinet Group conference call to discuss results for the first quarter of 2005. During this conference call we may make statements that are forward-looking in nature. Our actual results may be materially different from the results anticipated in those statements.

You can find a detailed discussion of certain important factors that could cause actual results to differ materially from our expectations in our annual report on form 10-K for the year ended December 31, 2004 and in other documents filed with the SEC, which are available on our website.

Reconciliation to U.S. GAAP of non-GAAP financial measures referenced in this call, if any, are set forth in the earnings release previously distributed or will be made available on our website.

I will now hand the call over to Ed Nicoll, Instinet’s Chief Executive Officer.

Edward Nicoll: Thanks Lisa. Good morning. I’m Ed Nicoll, CEO of Instinet Group. With me today is John Fay, our CFO who will be commenting in detail on our first quarter results. John is in our New York office and I’m speaking to you from our London office.

I’d like to offer an overview of our results and provide updates on our business segments and issues facing our industry. Of course I’ll also address the announcements made last week regarding Instinet Group and its subsidiaries.

This quarter, Instinet posted its fifth consecutive profitable quarter of $14 million of net income or 4 cents per diluted share. This compares to a net income of $22 million or 6 cents per diluted share for the first quarter of 2004. A net income of $9 million of 3 cents per share – diluted share for the fourth quarter of 2004.

Excluding one time items, detailed in the table on our earnings release, pro forma earnings per diluted share in the first quarter of 2005 were 3 cents compared to 5 cents per diluted share in the first quarter of 2004 and 6 cents per diluted share in the fourth quarter of 2004.

I will remind you that all of our historical financial information has been retroactively restated to include the Bridge Trading Company, which was purchased on March 31, 2005.

Instinet Group’s revenues net of interest expense were $316 million, down 12% from the first quarter of 2004 and level with the fourth quarter of 2004. As you are aware, our business is directly affected by global equity market conditions. Overall, U.S. OTC average daily volume was down 2% from the prior year’s quarter and up 6% from the fourth quarter of 2004. Total consideration traded in international markets in which Instinet Group participated was 14% higher from the fourth quarter of 2004.

Given the current levels of market volume, Instinet Group’s business segments either maintained or increased their market share, however, this is offset by a decline in revenue capture per share.

I will now highlight each of our business segments.

At Instinet, our global institutional broker, our net income before income taxes was $9 million in the first quarter, down from $22 million in the year ago quarter and up from $7 million for the fourth quarter of 2004.

Instinet’s market share for U.S. equities in the first quarter of 2005 was 2.9%, up from 2.8% in the year ago quarter and level with the fourth quarter of 2004.

Revenue per share was 1.36 cents, down from 1.49 cents in the first quarter of 2004 and 1.41 cents for the fourth quarter of 2004.

While market volumes increased compared to the fourth quarter of 2004, Instinet’s revenue capture per share decreased.

Additionally, on March 31, 2005 Instinet Group acquired Bridge Trading Company from Reuters. With operations located in St. Louis, Missouri, Bridge Trading has been a well-known and competitive soft dollar institutional securities broker. Going forward, Bridge Trading can work seamlessly in support of Instinet with their similar agency-only model the combination of the two companies can provide numerous synergies to our customers.

Specifically Bridge’s strong client base and expertise in listed trading can complement Instinet’s already well-established pure agency brokerage business. Instinet will have the opportunity to grow its client base, increase exchange-listed trading volume, and expand its offerings to the institutional investor community. The Bridge transaction underscores Instinet’s continuing core value proposition as an agency only broker, which positions the company strongly in light of the changing equity market environment and increased demand for sophisticated institutional trading solutions.

In particular, we recognize that our institutional customers are increasingly looking for sophisticated and electronic trading solutions that offer access to global markets. Instinet provides that through our Proactive Smart Routersm routing in the U.S. and Europe and with access to Instinet’s exclusive upstairs liquidity. As a result, Instinet helps save commission costs and implicit trading costs, which can often be significant.

We also recognize that increasing regulatory and public scrutiny of trading practices has resulted in the buy-side focusing more than ever on how it achieves such execution for trades in the portfolios they manage. When our customers ask for quantitative evidence of how we provide best execution, we point to recent and authoritative third-party research provided by Plexus Group, which demonstrates that institutions using Instinet are in a better position to receive fast execution on their trades. Indeed, better than any traditional full service broker or any other agency broker.

In particular, according to Plexus’ own comparison of Instinet’s block executions to those among its universe of major full service brokers, Instinet ranked number one in value-added for all blocked trades from 10,000 shares to 50,000 shares for U.S. exchange-listed trades and NASDAQ-listed trades.

A small trade study proved, contrary to conventional wisdom, that small trade size execution efficiency varies from broker to broker and that Instinet had a significant lead over almost 900 other brokers in all but one of the three categories ranging from well known bullish practices to smaller agencies and boutique trading firms.

We don’t believe it is a coincidence that the broker who led in these rankings is the same one who never competes with its client orders. Instinet delivers this sort of top performance by focusing on one thing, providing independent agency service with a commitment to the value, service, and transparency.

Now I’d like to turn to INET, which is one of the largest liquidity pools in the over-the-counter marketplace with a market share of 26.3% of matched volumes in the first quarter of 2005. INET’s net income before taxes was $10 million for the first quarter of 2005, up from $6 million in the prior quarter and down from $12 million for the fourth quarter of 2004.

Subsequent to quarter-end on April 18, 2005, INET customer order flow coming through Instinet SmartRoutersm started to migrate to INET’s recently developed proprietary routing technology, otherwise know as RASHsm, which stands for routing and special handling.

From the same INET team that engineered the striking accomplishment of merging the INET ECN and Instinet ECN order books last year, over the past few months INET migrated over 25% of NASDAQ volume to RASH. Perhaps most significantly this migration occurred in a seamless way from the customer perspective. Indeed, over 100 million shares were moved over to RASH on the last day of the migration without the slightest disruption in our service. The entire INET team is to be congratulated for this accomplishment.

RASH gives subscribers access to advanced functionality including discretion, random reserve, pegging, and routing. As a result of this migration, INET is closer to be fully independent of Instinet’s routing technology. INET’s technology infrastructure, innovative culture, low cost structure, large liquidity pool, and first rate management team has helped position it to remain one of the most valuable ECNs in the industry.

In addition, INET plans to soon open a data center in Chicago to provide the area’s broker dealer community with a faster, easier, more efficient access to INET’s order book with a high capacity, this new pipe to INET will allow brokers in the Chicago area to trade and route orders potentially much faster than they can currently.

Let me close by spending a few minutes on our big news of last week. As you all know, on Friday, Instinet Group announced that The NASDAQ Stock Market, Inc. had entered into a definitive agreement to acquire all the outstanding shares of Instinet Group for an aggregate purchase price of approximately $1.88 billion in cash or $5.44 per share.

Upon completion of the transaction, INET, Instinet Group’s electronic marketplace business segment will be combined with NASDAQ’s current operation. As a result, our broker dealer customers can look forward to reaping the benefits of the combined INET and NASDAQ electronic marketplaces drawing from the best of our technologies and customer services.

The company’s other major business, Instinet, the institutional agency broker will be acquired by Silver Lake Partners from NASDAQ immediately following the NASDAQ acquisition. Certain members of Instinet management, including myself, will continue on with the institutional broker. We couldn’t be more excited by this opportunity to continue to serve our institutional customers or more determined to improve upon that service in the future.

We are dedicated to ensuring that this transaction helps our buy side customers benefit from the institutional brokers independence and its singular focus on serving their needs. In so doing, we will deliver superior execution results, efficient operations, transparent fees and services, and absolute anonymity and trust.

Finally, Instinet Group has also agreed to sell subsidiary Lynch, Jones and Ryan to the Bank of New York.

Until these transactions obtain regulatory approval and are closed, Instinet Group’s business will continue to offer investors competitive and technologically-sophisticated products and services and never lose sight of the fact that our business is built on helping our customers achieve best execution.

And now I’ll turn the call over to John Fay.

John Fay: Thank you Ed and good morning everyone. I’m John Fay, Instinet Group’s Chief Financial Officer.

We’d like to go over our first quarter earnings with you and highlight the financials and operating metrics for each of our business segments. I would like to remind our audience that historical periods have been restated to incorporate Bridge Trading Company, which was acquired on March 31, 2005.

First, in the first quarter of 2005 Instinet Group earned net income of $14 million or 4 cents per diluted share compared to $9 million or 3 cents per diluted share in the fourth quarter of 2004. The first quarter net income included $3 million of investment gains, a $1 million reversal of previously recognized severance expense, and a $1 million in deal-related advisory fees.

If you exclude these items, and the one-time items in prior periods, as detailed in the table in today’s earnings release, our pro forma earnings per diluted share was 3 cents in the first quarter of 2005, down from pro forma earnings per diluted share of 6 cents in the prior quarter as lower expenses were more than offset by a decline in revenues.

Our gross margin, which is our revenues minus our variable clearing expenses decreased $9 million in the first quarter over 7% to 121 million from the fourth quarter of 2004. This decline was due to three fewer trading days in the quarter as well as declines in revenue capture per unit partially offset by higher market volumes and higher market share at INET.

Our total direct expenses of $102 million in the first quarter of 2005 were 8% lower than the fourth quarter of 2004. Our compensation benefits expense of $53 million in the first quarter decreased 12% from the fourth quarter due to lower variable compensation associated with lower revenues and profitability and lower severance expense, partially offset by higher stock based compensation expense.

Our employee base declined to 1,029 at March 31, 2005 from 1,049 at the end of 2004. I’d like to note that both these period include approximately 50 employees related to Bridge Trading.

We continue to see declines in our infrastructure-related expense during the quarter with depreciation and communications expense declining by a combined $5 million. Offsetting this was an increase in other expenses to $6 million in the first quarter from $1.5 million in the fourth, which is due primarily to higher legal and regulatory accruals. I’d also like to note that the fourth quarter of 2004 “other expense” number was unusually low due to favorable bad debt collections at INET.

I’d like now to turn to our segments and review the first quarter earnings and drivers for each segment.

Instinet, the unconflicted institutional broker, recorded pre-tax net income of $9 million in the first quarter, up $2 million from the fourth quarter of 2004. Instinet’s gross margin declined 7% from the prior quarter to $91 million in the first quarter of 2005. The decrease in Instinet’s gross margin was primarily the result of fewer trading days in the quarter as mentioned previously and lower revenue capture per share.

Our institutional revenue capture per share was 4% lower during the first quarter of 2005 than the fourth quarter and 9% lower than the year ago first quarter of 2004. The decrease in Instinet’s revenue capture per share is due to the continued shift in the mix of our business during the quarter towards algorithmic and electronic trading as well as volume-based price pressure from clients within those electronic and algorithmic trading areas.

Next I’d like to discuss INET, our electronic agency marketplace business. INET recorded pretax net income of $10 million in the quarter, first quarter 2005, which is down 2 million from the fourth quarter of 2004. INET’s relative performance and operating metrics were strong during the quarter with matched ADV increasing 14% to 521 million shares per day, which is due both to higher market volumes on a daily basis and an increase in INET’s OTC market share.

INET’s OTC market share increased by 7% to 26.33% during the first quarter of 2005 up from 24.6% in the fourth quarter. INET’s gross margin declined 12% during the quarter to 28 million as the higher daily volumes traded were more than offset by fewer trading days and lower average pricing. Yet lower average pricing was due to more customers hitting the lower price volume-based tiers.

Direct expenses were $18 million during the quarter at INET, lower by 10% from the previous quarter, primarily due to lower variable compensation expense associated with lower revenues and profitability. I would like to note that as Ed said, due to the transition of INET off of Instinet’s smart router, which will be completed during the second quarter, we expect INET’s technology expenses to decline by approximately $3 million in the second quarter compared to the first.

I’d like to wrap up by discussing Instinet Group’s financial position.

Our balance sheet remains strong with $843 million of net cash and marketable securities and no debt at March 31, 2005.

Instinet Group’s cash balance was down $113 million from $956 million at December 31, 2004. This decline was due primarily to the seasonal 2004 incentive compensation plan payments of $50 million, which were paid in February, and higher amounts of capital used in customer settlement activities during the quarter. At this time I will hand the call back over to Lisa Kampf.

Lisa Kampf:	Thank you, John. Michelle, we’re ready to take questions.

Operator:	At this time I would like to remind everyone, if you would like to ask a question, press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Roger Freeman with Lehman Brothers.

Roger Freeman:	Hi, good morning. Ed, I was wondering if you could comment at all on - or give us some perspective on the auction process that you went through and perhaps some flavor as to how many bidders there were and specifically if any of the foreign exchanges took a look.

Edward Nicoll:	We went through a very extensive process over a six-month period of time. And there was some foreign interest initially, but it dropped off fairly quickly when I think people were otherwise diverted.

And it was a robust auction. It was a very long process. It was complicated by the fact that we were not a pure – I take it your interest is whether Deutsche, BONY or others like them _-were involved, and I think you have to understand that it wasn’t a pure play for us. There was a lot of difficulty in terms of getting the deal done. There were a lot of tax issues, which complicated it.

But I can tell you, it was a very, very long, robust auction process which involved a lot of people. A lot of books were sent out. There were an awful lot of articles. This was as Bob said I think in the press conference on Friday the worst kept secret on Wall Street. We spent a lot of time and a lot of effort with a lot of people going over the numbers.

Roger Freeman:	Okay. And John, I guess a question for you. How much cash do you think Instinet requires on an ongoing basis? On the balance sheet. What do you think is an appropriate run rate level for cash on the balance sheet?

John Fay:	You mean by Instinet, Roger, what, do you mean Instinet Group?

Roger Freeman:	Yeah, really. I mean, looking at it as the company today.

John Fay:	I think you can see by just backing out the total price paid less the pieces that were disclosed in the press releases on Friday, there was about $565 million of Instinet cash as being paid out to shareholders. I think that we’re comfortable saying that that’s excess cash.

The remaining cash on the balance sheet, which at this period looks, let’s just round it to around $300 million because it moves up and down.

Roger Freeman:	Right.

John Fay:	After the settlement, that really is there to offset the liabilities which exist on our balance sheet. If you were to go down and look at the taxes payable and the accounts payable and comp - those all represent future obligations on that cash.

That plus minimum regulatory capital requirements is what the remaining balance of that cash consists of.

Roger Freeman:	Okay. So that $300 million you don’t consider to be excess cash.

John Fay:	Well, I think I’ve tried to answer that question carefully, Roger, the other way to say that we’re comfortable with the excess cash that is distributable to shareholders, is around $565 million. The rest of it is either there to pay for current obligations, future obligations, or regulatory capital requirements.

Roger Freeman:	Okay.

John Fay:	We’re extremely regulated around the globe, and in something like 20 or 30 markets, so those are three uses for that cash.

Roger Freeman:	All right.

All right this is the last question and I’ll jump back in the queue.

You said that the technology service charges I guess are going to come down about $3 million from first to second quarter. What about D&A for INET now that you will be fully depreciating the RASH platform?

John Fay:	INET - the RASH platform itself is not expensive, and we did not go out and spend significant capex to build it. The INET platform is relatively low cost.

Most of the D&A, Roger, that’s remaining in March is related to the push down of goodwill from the purchase of Island actually by Instinet. I think that it is somewhere around the $7 million - $6 million or $7 million range. But it’s disclosed in our 10-K. The remaining D&A is for leasehold improvements and fixed assets.

Roger Freeman:	So you really don’t see it going up sequentially?

John Fay:	No. It will go up slightly, but nothing that is material.

Roger Freeman:	Okay. All right. Thank you.

Operator:	Your next question comes from the line of Daniel Goldberg with Bear Stearns.

Daniel Goldberg:	Good morning.

John Fay:	Hi, Dan.

Daniel Goldberg:	Just a follow up on Roger’s question. Just trying to understand a little more in terms of the deal, how you came up with the valuation of each of the two pieces - Or maybe another way of looking at it is just kind of understanding what the net book value of each of the businesses sold was.

John Fay:	I don’t think we’ve disclosed net book value for each of the entities publicly, Dan. I think that as Ed said, we ran a very competitive process and I think the price - the $1.88 billion reflects the markets’ indication of the value of the business. I think it was a very thorough and open process, so I’m not sure where your question is beyond that.

Daniel Goldberg:	I’m just trying to understand the justification. If you look at some of the multiples of the two segments, whether it’s ECN or the brokerage business, and according to our numbers coming up at a pretty significant discount to what we would compare each of the segments to that are publicly traded in terms of whether it’s PE or whatever multiples you want to look at.

But I am just trying to understand the valuation basically of the two segments.

John Fay:	If you look at the overall company and take the $1.88 billion over EPS, it’s about 30 times earnings for ‘05.

And so that’s a transaction multiple that I look at. It’s difficult to peel the onion beyond that. You could break it out further and say that if you took LJR plus Instinet, that’s about $380 million of value for the institutional broker, the remainder being cash and the value for INET.

Daniel Goldberg:	Okay. Just a question I’m getting from a lot of investors also is why would the company with significant amounts of cash on the balance sheet and generating significant amounts of cash, or free cash sell in a transaction when the open market is at a higher price. Why would they sell at a discount when it’s not a company under distress or duress.

Edward Nicoll:	Well, let me take a quick crack at that.

I think when we started the process, we were certainly underneath this valuation, Dan, and we came up with a valuation that was higher than the market at that time and began the process because we were concerned about certain of all vulnerabilities.

And we felt that we should go out and in the best interest of our stockholders and see what the valuation was and whether we could do better for our stockholders.

Now at the time that we actually executed the trade, the stock had traded up, but that wasn’t the case when we started the process, and it remains to be seen - where the stock would have been had we announced that we were no longer in the process.

We were, as I said, the worst-kept secret in the world and there were frequent and numerous public articles out there saying that we were in the process.

And so I’m not quite sure I agree with your assessment that we sold at - underneath the market price. Certainly when we started the process, the stock was trading significantly below the $5.44 that we agreed to.

We looked at all of the bids we ran a wide ranging process. If we felt in any way that there was a higher value out there on the table, we certainly would have held out for it. I personally am a significant holder of stock in the company and I can tell you that we ran as wide a process as we possibly can and as we prudently could looking for as many buyers as we could.

I think quite frankly that the stock went up on some speculation that we would get a better price, and unfortunately we couldn’t deliver on that. But I do feel strongly that we delivered value for shareholders by entering the process and getting the highest price that was available in the marketplace.

Daniel Goldberg:	And in the press release, I think you mentioned in your prepared remarks also that some members of senior management will be part of the institutional broker with Silver Lake. Can you just discuss the relationships there, maybe the ownership structure, or what the relationships are there.

Edward Nicoll:	Well, I think that hasn’t been totally sorted out in terms of the entire management team.

I have promised Silver Lake that I would continue to be a part of the team, and that was a key part of their willingness to bid on the broker. And so we have gone out and said publicly that I will continue to be the CEO of the new team.

We concluded the negotiations for the company on Friday, literally an hour before the deal was announced, and I haven’t had time to talk to all of my management team members and talk to them about either investing in the company or participating - in terms of taking some equity.

So it’s hard for me to outline for you exactly who will and who won’t be a part of that management team, but I can tell you that without my pledging to become part of that management team, it would have been difficult even to get Silver Lake to continue to be interested.

I really feel strongly that this team worked as hard as we possibly could to maximize the value to our shareholders, and I assure you that were there any way for us to attract higher bidders, we certainly would have, Dan.

Daniel Goldberg:	Okay - and then just a last question. Is there a breakup fee in the transaction?

Edward Nicoll:	I think it is approximately $66 million, or 3%, 3-1/2% or something?

John Fay:	I think it’s just under 3%.

Edward Nicoll:	Yeah. I think it’s a pretty standard breakup fee, Dan.

Daniel Goldberg:	Okay. Thank you.

Operator:	Your next question comes from Rich Repetto with Sandler O’Neill.

Rich Repetto:	Yeah, hi guys.

John Fay:	Hi, Rich.

Rich Repetto:	I got to follow this cash thing just a little bit more, Ed.

There’s about $280 million or you can round to $300 million, any way you’re going to apportion that $280 million to $300 million between the value-added broker and LJR?

Rich Repetto:	I can get more specific. Obviously LJR’s getting bought by a separate entity than Silver Lake by BONY. If it was just to be closed today, what portion of that cash would go to the value-added broker balance sheet and how much would go to LJR and BONY.

John Fay:	Well, LJR has very little cash, Rich. It’s something like in the $20 million range. So that cash will go with that business as regulatory cash capital. I’m not sure where you got your $280 million from.

We certainly haven’t discussed how the cash breaks out between INET and Instinet.

Rich Repetto:	Well, okay, I was told or led to believe that there wasn’t a whole lot of cash, that NASDAQ wouldn’t acquire a lot of cash in the deal. They would get receivables, but not cash. But then if only a small portion is going to LJR and BONY -

John Fay:	Yes.

Rich Repetto:	It looks like the cash that the value-added broker’s going to get almost exceeds the price, the $207 that you paid for it.

John Fay:	Again, you can’t Rich, it’s just like everyone on this phone’s paycheck - when you get paid, you have to turn around and pay your mortgage and things like that, so some of the cash is spoken for in terms of liabilities that are on the balance sheet. If you went to the December balance sheet, you’d see that between compensation, taxes, and other, there’s $352 million of liabilities on there.

So, I think that all of the businesses have been sold with – this is probably the simplest way to look at it – with sufficient regulatory and regulatory capital to continue to operate obviously, and sufficient working capital so that there’s enough liquid assets to meet the obligations that are on the balance sheet, or the obligations that are going to exist in terms of splitting the businesses apart.

I think you need more than just the cash analysis. I think you have to look at the working capital.

Rich Repetto:	Okay. I can go back to the 10-K, I guess, but I’m hindered because I don’t have the balance sheet as far as the first quarter goes.

John Fay:	Yeah, you still have the $933 million of cash.

Rich Repetto:	Exactly.

John Fay:	So you back out the liabilities which were about $350 million in the 10-K and then you would back out what you think the excess cash dividends to shareholders essentially is. And that should get you pretty close to working capital.

There are going to be future requirements on the cash in terms of transaction fees and costs of splitting the company apart. But, essentially, as I said the transaction was structured so that there was sufficient regulatory and working capital to meet current needs and future expected liabilities.

Rich Repetto:	Okay, the expected future liabilities, do you expect any severance and restructuring charges prior to closing on the infinite side, whether it be the value-added broker or - I guess INET’s run pretty lean but value-added broker?

John Fay:	Well, we’re still executing on our cost restructuring plan that we had discussed in the prior quarter, and I think we’ve made pretty good progress toward that in terms of reducing the institutional brokers, legacy technology, footprint and reducing our space essentially.

We haven’t given any guidance on future charges or anything. I’m not ready to do that at this point, but I do think that is part of restructuring the company essentially and ending its run as a public company and there will be costs associated with that.

Rich Repetto:	Okay. I guess last question - just on the INET side, this period, this quarter, it looked like liquidity payments grew quicker than on the revenue side. Is there anything in particular driving that?

John Fay:	Well, as I said during my brief comments, because the average daily volume is higher during January and February and INET has volume-based pricing tiers. Some more clients hit those tiers, which is good for us. Our volume was up and some of those clients got a higher rebate effectively and that’s essentially the difference.

Rich Repetto:	Okay, and one last question Ed. What’s going to happen to my friend Alex Gore?

Edward Nicoll:	That is a good question. We’ll have to wait and see. I wouldn’t want to speak for Alex’s future.

Rich Repetto:	Well you’ve done a great job.

Edward Nicoll:	I agree. I couldn’t agree more.

Rich Repetto:	Ok, thanks.

Edward Nicoll:	Thank you.

Operator:	Your next question comes from Ian Laughey with Third Avenue Management.

Ian Laughey:	Good morning. Just following up on Daniel’s questions about the book value. Were you anticipating that when you file the proxy, the net book value of the three segments that are being sold?

John Fay:	I’ll have to check with my accountants because we just wrapped this up Friday morning and we’ll disclose whatever information is required to be disclosed but I can’t tell you that I’ve been able to map that out yet.

Ian Laughey:	Okay, could you say whether Silver Lake and management are paying a premium to book value for Instinet, the Institutional Broker?

John Fay:	I don’t think we’re prepared to comment on that at this point, and it’s just that we haven’t

Ian Laughey:	How could you not know, I mean, the price compared to book value? That seems a little hard to believe.

John Fay:	Well, I think there are a lot of moving parts Ian, in the transaction. For instance, the source of this dividend by which the legal entity that it relates to and then there are future restructuring expenses that I had mentioned that are required. I’m not trying to punt on it, we’re just not prepared to talk about that at this point.

Ian Laughey:	Okay.

John Fay:	Anything we’re required to disclose we certainly will.

Ian Laughey:	Okay. Second question - you purchased during the quarter Bridge Trading from Reuters which own 62% and then it looks like you pretty much wrote off the whole purchase price. Can you discuss the rationale for that acquisition?

John Fay:	We didn’t write off the purchase price. The accounting for that, because we purchased it from Reuters through the related party, we actually had to follow pooling of interest accounting which doesn’t exist anymore except for transactions like this.

So we were required to go back and pick up the exact accounting that Reuters had in place in the past for Bridge Trading which in the fourth quarter included a charge of $24 million related to their own goodwill impairment.

We certainly did not impair any goodwill or assets related to Bridge since the time we purchased it. It’s just the historical pickup off of its previous owner’s books as they accounted for it.

Ian Laughey:	Oh, I see. Okay. Great, thank you very much.

John Fay:	You’re welcome.

Operator:	Your next question comes from Charlotte Chamberlain with Jeffries and Company.

Charlotte Chamberlain:	Yeah, one more try at this issue of show me the money. I think your answer to the question, “Did any measurable cash go to NASDAQ for INET?” The answer apparently is zero. There is like $20 million for the soft dollar broker.

And is the remainder, the roughly $300 million, should we assume that that $280 million in cash went with the value-added broker?

John Fay:	Yes, I think that’s a correct assumption, Charlotte. But you have to also recall that I’ve said that primarily all the liabilities are going with the Institutional Broker also. And so a lot of that cash represents liquid cash against liabilities. But that is correct.

Charlotte Chamberlain:	Okay. I guess then, I think what’s got us all confused or why this wasn’t patently obvious to us when we were all doing this over the weekend is when you said that your net cash and liquid assets was, for example, $956 million in December, $834 million, then how could those two statement be right if in fact there was $300 million that was part of these two entities?

I don’t understand how they could be both cash and cash equivalent, and also be required for capital purposes.

John Fay:	Well, let’s just make sure we’re all using the same terminology. First there’s cash and cash equivalents on the balance sheet. That’s the GAAP concept. Obviously, as you get cash you record it on your balance sheet. At the same time you can be recording obligations. For example, throughout the year I record compensation payable but I don’t pay people until February of next year.

But the cash build up during the year and the liability is there, and when I settle the liability I reduce the cash and I reduce the liability. I think we’ve been very cautious, Charlotte, in the past in telling you and the market that the cash balance does not represent excess cash. We’ve always said that it’s significantly less than the cash that is represented on the balance sheet.

I think if you take that cash and break it into its component parts, what the numbers that we’ve spoken about here say is that about $565 million is being essentially sent to shareholders and that is true excess cash. That is a number you guys have always asked me about and that is the excess cash essentially.

The remaining cash on the balance sheet is required either because we need to have cash in order to be a broker/dealer in good regulatory standing or we have liabilities on the balance sheet which was about $350 million in December which are things like comp and taxes and other accruals that we’re going to have to pay in the future. So that cash is spoken for essentially and that’s why we never have considered the entire cash balance to be excess.

But, I think you just have to break it into those component parts.

Charlotte Chamberlain:	Okay. The final question has to do with pricing. As I understand it, the average price that NASDAQ charges is about half a cent per 100 shares for - buying and selling 100 shares and yours is about .0065. Is that correct and if not, what is the correct number? I was wondering if you could compare your current pricing versus NASDAQ’s current pricing?

John Fay:	To be honest, Charlotte, I don’t know what NASDAQ’s current effective spread is. I know that they have more volume shares than we do but I’m not sure where their volume falls within those tiers. INET’s spread is a little bit higher than that which you disclosed for us, but it’s not significantly further.

Charlotte Chamberlain:	So it’s somewhere between .0065 and say .0070, somewhere around there?

John Fay:	The majority of INET’s customers are either at a 30/20 - 10 cent spread or at a 25/30 - 5 cent spread and depending upon the volume during the period, the spread is somewhere between those two items.

Charlotte Chamberlain:	I see. Okay. Alright, thanks.

Operator:	Your next question comes from the line of Mike Vinciquerra with Raymond James.

Mike Vinciquerra:	Thank you. John, just two numbers questions first. On the Bridge transaction, just backing into the revenues from that for the fourth quarter restatement, it looks like $22 to $25 million in the quarter. Is that about right for revenues for Bridge?

John Fay:	That sounds about right.

Mike Vinciquerra:	Okay. And then secondly you mentioned the $3 million reduction on the INET side for the RASH transition. Does that mean that the $3 million is going to disappear next quarter on the institutional side? Is that where that revenue, that expense line was being paid to?

John Fay:	Those costs will go back to Instinet and some of them will go away, but not all of it will - it will go away over time essentially. It’s not an on/off switch. It’s just part of the overall technology restructuring plan.

Mike Vinciquerra:	Okay, got it.

John Fay:	Essentially, they’ll sit back and then over the next several quarters we’ll be able to get rid of them as we downsize our data center and communications network.

Mike Vinciquerra:	Okay. I noticed your routed volume was up about 20% in the quarter. I was wondering if you guys could comment on what maybe drove that, remind us of the economics. I believe you don’t charge anything for routing volume out.

And then also, from a longer term perspective with NASDAQ, do you see that as being a potential major revenue synergy if you don’t see as much routed volume going out, you’re able to internalize a lot more and obviously capture the market data revenues on that?

John Fay:	Yeah, a lot of the growth in the routed volume - I’ll comment on the first piece - was in our listed routed volume which is our pilot to try to aggregate listed liquidity on our book. We routed about 60 million shares a day of essentially New York Stock Exchange shares via DOT. The purpose of that, and that is basically done at a cost plus model, that is to allow people to run it through our book and take advantage of our high speed technology in order to either match in our book or get down to the floor just as quickly as they can, so that’s most of the growth in the volume.

The OTC routed volume is essentially pretty level. It’s about 80 million shares a day. I didn’t really essentially follow your entire question about how that would be a synergy or no synergy to NASDAQ.

Edward Nicoll:	It might, in fact, be a synergy to NASDAQ because they can match what might otherwise be routed to them, right?

John Fay:	Yeah.

Edward Nicoll:	But I would say that that question is better asked of them than us.

Mike Vinciquerra:	Okay, that’s essentially where I was going with that, it just seemed like with the two liquidity pools you’d have a higher match rate internally therefore capture more of that as a revenue source plus the market data fees.

But one last question - on the tape shredding issue, and I don’t know if you can comment on that - I guess it was a comment period that ended or a response period that was expected back to the SEC back in late February on what the different exchanges were going to do on tape shredding. Have you heard anything new on that? Is there anything that’s coming out that would essentially end up eliminating tape shredding on the -

Edward Nicoll:	No, because we’re not an exchange, we were not part – we were not asked to participate in that. And so I don’t have any insight as to where the SEC is going with that. I wish I could help you with that but I just don’t have anything to tell you.

Mike Vinciquerra:	Okay, thank you.

Operator:	Your next question comes from Lance Freeland with EBS and Associates.

Lance Freeland:	Good morning.

Ed Nicoll:	Good morning.

Lance Freeland:	A couple of questions - I understand there will be an Instinet shareholder voting in connection with the deal and that Reuters has agreed to vote in favor for the deal. I’m wondering whether that vote by Reuters is sufficient to get the deal done.

And I’m also wondering whether Reuters could change their vote if the board receives an offer that they deem to be superior to the current NASDAQ bid.

Edward Nicoll:	Well, we have the board has a fiduciary responsibility - and there is always in all of these transactions - there is always the concept under Delaware law of a fiduciary out. And so certainly, the board is going to operate with a keen eye towards its fiduciary responsibilities.

I have to say that I’ve been - and I can hear the underlying thread of these questions and I can’t impress upon you all how long and hard this process has been and how many people were involved in it. This is a very thorough process, and certainly Reuters is incentivized and very desirous of maximizing its return on its investment.

So I can assure you all - I know you’re paid to be skeptical but I’m not quite sure of what - this process was very thorough going, very public, extremely public, and the board today, although it has signed an agreement with NASDAQ and it is committing to seeing that through, is mindful of its fiduciary responsibilities and always has been and always will be.

Lance Freeland:	And that point is well taken and I think the argument from your side seems to be that the auction process was open, was fair, was robust and that the price that Instinet shareholders are getting in this deal is what the market will bear.

But when you look at what NASDAQ stock has done in the last two trading days you see that there’s actually a lot of value here that was left on the table. And I think that’s where the frustration comes.

Edward Nicoll:	Well I think we have always argued that there ought to be consolidation. And one of the - although there may be - the market may be reacting to that.

I do think that we got full value for INET from NASDAQ. There may be residual value created by the transaction which has nothing to do with the price that NASDAQ pays to us.

I do think that there is certainly a heightened interest in the space right now certainly with the New York/Arca deal. So I can - I hear what you’re saying.

But I assure you and all the other analysts who we have worked with that we work long and hard to thoroughly vest the process. And it was no secret. It was no secret to anybody.

Operator:	Your next question comes from Roger Freeman with Lehman Brothers.

Roger Freeman:	Hi, I just had a follow-up question on pricing.

Is there an impact of the routing percentage having gone up, the margin percentage having gone down that the cost to route out to other market centers is lower than what you would get if you matched it internally and that has impact on the average pricing on the quarter?

Edward Nicoll:	Roger, the margin percentage I do not believe went - you just said it went down?

Roger Freeman:	Okay.

Ed Nicoll:	John, did the matching percentage go down in the quarter?

John Fay:	The match volume grew 12% during the quarter and the routing volume grew at a greater rate. We don’t think about it that way. We think about the fact our match book grew much faster than the market and our market share was up 7% and the routing is just a driver of growing match volume, for us trying to route in order to grow our match volume.

So I think that Roger, just to answer your question, if you look at an effective spread overall, your question is because of more people hitting the higher tiers at INET, right?

Roger Freeman:	Right

John Fay:	And that drove the match spread down, and then you’re also routing more, which is at a lower expected revenue, that would drive down your average rate. I think that is the difference

I think that the difference between the growth rate between the two of them is not large enough to create any significant break, and that the matched volume is what overall drives the net revenue number because such a, because we are routing 100 million shares a day - 140 million at this point, 80 of OTC - we’re matching 530 millions shares a day. Any movement in the match is much more significant than the routed because, essentially it’s five times bigger.

Roger Freeman:	Right. I guess, this is sort of related, in the fourth quarter you had a higher level of market data revenues that you talked about helping in the quarter and I guess you didn’t talk about it at this time and I’m wondering, is there an impact from, I guess, the fact that you started rebating market data fees on the AMEX during the quarter. Did that push broker-dealer rebates up and therefore, diminish the impact of market revenue fees for you?

John Fay:	The marketing revenues, quarter-over-quarter, including the rebates, were essentially flat, Roger. The kinds of higher revenue marketing revenue from the higher market shares were offset by the amount we rebated. We rebated actually more than - more – we had more rebate expense than we would have gained from the growth, but in terms of the market share, but it wasn’t significant.

Roger Freeman:	Okay.

John Fay:	Revenues were flat quarter-over-quarter.

Roger Freeman:	I guess lastly, can you talk about market share on the NYSE, I know you break out listed, it’s clouded a little bit because of the way the QQQ’s moved over to NASDAQ. The first quarter versus fourth quarter. Did your market share on the NYSE increase?

John Fay:	Yes, our listed market share did increase. It grew by, essentially, 50 percent from 23 million shares a day to 34. So, it’s still, pretty small. But the market share did go up.

Roger Freeman:	Okay. Thanks.

Operator:	Your next question comes from Drew Figdor with Tiedemann.

Drew Figdor:	Yes, I guess I don’t know if you can respond to this question but my question is, some of the others is that you look at NASDAQ, you can say that’s the market place and maybe they’re speculating but NASDAQ’s stock has increased in value by a couple of hundred million dollars and when I look at the Archipelago transaction, Archipelago has got a market cap of $1.4 billion on it. And as far as I know, Archipelago and Instinet have similar market shares and maybe you even have sort of better, I thought, better profitability prospects. So, to me something is not adding up. I would just appreciate a comment on that.

Edward Nicoll:	Ours is a cash deal. And Arca is a stock deal. And it depends on the value of whatever the NYSE stock is that they get in return. And, I don’t see the New York Stock Exchange putting up any cash for Arca.

So, we can’t comment on where the market may value Arca. We shouldn’t.

And, I personally congratulate Jerry Putnam and his team. They’ve done a good job and I feel they’ve helped to change the structure of the stock market and deserve enormous amount of credit for that.

But the valuation issue, we’re really not in a position to comment. I would say that ours is a cash deal. And Arca is a stock deal. And the ultimate value of the Arca deal will only be known by looking back at it from quite some time from now. So we’ll just have to wait and see that.

Drew Figdor:	I guess my question is clearly yours is a cash deal which in hindsight doesn’t look like the best alternative. And when you’re talking about $100 million of synergies being what NASDAQ is talking about.

If you take $100 million of synergies and that present value then and split the difference between the two parties as a sharing that alone is worth $500 million.

So that’s why their stock is up $300 million is because they’re going to save $100 million.

Did you ask for stock participation or is it the fact that the parent company wanted to get out and ask for cash deal?

Edward Nicoll:	No, the serious issue with that there are a lot of complications on a stock deal for NASDAQ because of their ownership structure.

All avenues were discussed. We made and asked for, as much as possible, a set of dynamics which would create bidding dynamic and asked for the most that we could by putting the company up for auction and making it available to all bidders and making that auction widely available to anybody.

This is not a deal which was set up between two companies. This is not a deal which was done without the knowledge of all of the competitors in the space.

I won’t say who we had discussions with. But we had an enormous amount of discussion with a lot of different players.

So this was the best deal that was offered to the Board of Directors. The Board looked at it and thought that this represented the most value that it could reasonably get for the shareholders at the time.

And we believe that this was a fair deal from our perspective for all shareholders not just a particular set of shareholders.

Drew Figdor:	Would Reuters have accepted a stock transaction if it could have been structured?

And it seems to me that there would be other ways. There are always creative ways to structure it. If there are synergies in a deal, it could be any company.

Edward Nicoll:	Yeah, I’m not going to - I’m more than happy to engage you on this but I do think at some point, we just keep going around and around the same issue.

Drew Figdor:	Well my specific question is would Reuters have taken a stock transaction? Or did they require cash?

Edward Nicoll:	This Board did not set this auction up to require cash. We would have to evaluate the securities offered to us in terms of whether we believe that the package was worth more than a cash proposal.

The Board didn’t close its eyes to any possibilities and we would have considered any and all proposals to maximize value to shareholders. This Board was not out there selling because Reuters wanted to get out.

And the notion that Reuters wanted to get out at less than the value that it could I think is misguided. Reuters was absolutely incentivized in the same way as all shareholders to maximize its value.

Drew Figdor:	Well, you can see the stock market reaction of NASDAQ and you can see what the market capitalization valuation for Archipelago is.

And it’s in my business, it’s to my understanding Instinet and Archipelago were very similar in market share.

So there is a big disparity between what Archipelago is trading for and worth now and what the INET business is worth never mind the other pieces.

Edward Nicoll:	Well, I guess all I can say is that, hindsight is as they say 20/20. And the Board had the benefit of a long auction process in which all proposals were entertained. And this was by far the most attractive proposal. And the Board believed that it was the right one for it to take, given this long process and given the amount of people that were interested in the company. So that’s about it. I guess I’m repeating myself.

But I hear what you’re saying. And we’ll see how that plays out over time.

Operator:	Your next question comes from Charlotte Chamberlain with Jefferies & Company.

Charlotte Chamberlain:	Just a quick kind of housekeeping thing. Presumably judging from what SEC Chairman Donaldson said in the papers, presumably SEC has at least looked at the deal and not objected to it. But I was wondering with respect to Hart Scott Rodino (HSR) and Department Of Justice (DOJ), has this been passed in front of the DOJ with at least passage approval? And the other thing is do you expect it to close the end of this year or when do you expect it to close?

Edward Nicoll:	I’m a little confused Charlotte. Is your question has the Department of Justice approved it already or looked at it?

Charlotte Chamberlain:	No, no, no. I assume they haven’t. But it sounds as if this is no big - I mean, certainly Mr. Donaldson didn’t seem surprised about this. And presumably the SEC was at least made aware of this. And presumably didn’t raise any significant objections or potential significant objections.

And I was just wondering if the same was true with the people that have to approve it from any competitive, from anti-competitive perspective.

Edward Nicoll:	Obviously, we sought counsel and counsel believed strongly that the combination will withstand HSR scrutiny.

Charlotte Chamberlain:	Okay. And when do you expect it to close?

Edward Nicoll:	We’re hoping it to close as quickly as possible. But we do think because of that HSR scrutiny and other regulatory requirements that it will take quite some time between six and 12 months is I guess the best guess is right now.

Charlotte Chamberlain:	Okay, and then finally, I know you’re tired of this.

Edward Nicoll:	No, I’m trying to - I want to vet this out because I certainly don’t want there to be any impression that the Board or management did not try to maximize shareholder value. So I’m happy to sort of walk you all through these issues.

Charlotte Chamberlain:	Did the New York Stock Exchange look at INET and pass? Or I guess the question would be did the New York Stock Exchange have a chance to look at INET? And the other question would be -

Edward Nicoll:	Let me answer that Charlotte and then you can ask. The answer to that is a tentative yes. They had a chance to look at it.

Charlotte Chamberlain:	And presumably passed?

Edward Nicoll:	I just don’t know where I should go into that. But I assure you they had a chance to look at it thoroughly.

Charlotte Chamberlain:	Okay, and then the other thing is again following up presumably it could have been structured so that Reuters got whatever cash they needed to have. And the public shareholders could have had stock in say NASDAQ or something. Was that just too cumbersome to do or something that wasn’t really feasible?

Edward Nicoll:	Well that’s assuming that NASDAQ was willing to give us that. They came in with a very - what we thought was a reasonably aggressive cash proposal relative to the other bids and other offers that may or may not have been available at the time. And I assure you we took the highest offer. And, that’s about all I can say. I mean, in hindsight I suppose one can say, “Well why is this trading at that?”

And, it’s quite possible that this is a win-win for both NASDAQ shareholders and my shareholders. I know that in light of -

Charlotte Chamberlain:	No, no, no. That wasn’t my question about ex-post. The issue was structuring it so that the public shareholders could have gotten stock even if Reuters wanted cash, was that structure just unfeasible?

Edward Nicoll:	I don’t know. That wasn’t a structure that was made available to us by the bidder. The bidder gave us their highest bid and it was structured. I think they wanted to pay cash for it. They believed that that was the best way to make an accretive deal to them and they had attractive financing sources.

And they were - they gave us an aggressive cash bid for INET.

Charlotte Chamberlain:	Okay. Thanks very, very much.

Operator:	Your next question comes from Daniel Goldberg with Bear Stearns.

Daniel Goldberg:	Just one additional question regarding market share. Presumably a significant amount of your order flow came from the institutional broker to the ECN, with it being now two separate companies, can you comment on whether you think you might lose some amount of market share?

Edward Nicoll:	I’m sorry Dan. Would you repeat the question. I apologize.

Daniel Goldberg:	Yeah, sure. Presumably I think as a consolidated company now a decent amount of your order flow on the ECN comes directly from the institutional broker business.

And as the businesses are separated and under two different parent companies can we assume that there could be some loss in market structure or, I’m sorry, loss in order flow going from the institutional broker to the ECN?

Edward Nicoll:	I wouldn’t think so. This is going to sound gratuitous. But we really have been routing orders to the best possible point up until now. We lead these Plexus surveys because we do give our customers best execution.

And we are at the mix that we’re at now, Dan, because we believe that it serves our customers best. And so I wouldn’t think that the deal itself would affect the way that we route order flow. We get a tremendous benefit from our knowledge of electronic executions, from our legacy of owning INET and Island in the Instinet ECN beforehand.

We will continue to use that knowledge to further our customers’ interest and hopefully we will continue to grow the institutional business because of—because we focus so single mindedly on delivering best execution to our customers.

We don’t give INET business because they’re a sister company. We give them business because they perform best for our customers.

Daniel Goldberg:	Thank you.

Operator:	Ladies and gentlemen we have reached the allowed time for the question and answer session. At this time I would like to turn the call back over to Lisa Kampf for closing remarks.

Lisa Kampf:	Before we end this call, a reminder that the webcast will be available for Replay later today. And a transcript should be available on our Web site later this week. Please contact me directly with any follow-up questions. My number is (212) 231-5022. Thank you for participating in Instinet Group’s earnings call.

Operator:	Thank you ladies and gentlemen. This concludes Instinet’s First Quarter 2005 Earnings conference call. You may now disconnect.

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©2005 Instinet Group Incorporated and its affiliated companies. All rights reserved. INSTINET and INET are service marks in the United States. Instinet, LLC (branded Instinet, The Unconflicted Institutional Broker), member NASD/SIPC, Inet ATS, Inc. (branded INET, The electronic marketplace), member NASD/NSX/SIPC, Lynch Jones & Ryan, Inc. member NASD/SIPC and Bridge Trading Company, member NASD/SIPC are subsidiaries of Instinet Group Incorporated which is part of the Reuters family of companies.

On April 25, 2005, Instinet Group Incorporated had a 2.41% voting interest in Archipelago Holdings, Inc.

Where to Find Additional Information about Instinet, NASDAQ and the Merger

Instinet Group intends to file a proxy statement of Instinet Group in connection with the proposed merger. Instinet Group stockholders should read the proxy statement and other relevant materials when they become available, because they will contain important information about Instinet Group, NASDAQ and the proposed merger. In addition to the documents described above, Instinet Group and NASDAQ file annual, quarterly and current reports, proxy statements and other information with the SEC. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by Instinet Group or NASDAQ are available without charge at the SEC’s website, at www.sec.gov, or from the companies’ websites at http://www.instinetgroup.com and http://www.nasdaq.com, respectively.

Instinet Group, NASDAQ and their respective officers and directors may be deemed to be participants in the solicitation of proxies from Instinet Group stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of Instinet Group is set forth in the Instinet Group proxy statement for its 2005 annual meeting which was filed with the SEC on April 15, 2005. A description of certain interests of the directors and officers of NASDAQ is set forth in NASDAQ’s proxy statement for its 2005 annual meeting, which was filed with the SEC on April 11, 2005. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.

This transcript is for information purposes only and is not intended as an offer or solicitation with respect to the purchase or sale of any security. While Instinet believes the information contained herein is reliable, we do not guarantee its accuracy, and it may be incomplete or condensed. Instinet undertakes no obligation to update publicly any of the information contained herein, in light of new information or future events.

This news release may be deemed to include forward-looking statements relating to Instinet Group. Certain important factors that could cause actual results to differ materially from those disclosed in such forward-looking statements are included in Instinet Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and other documents filed with the SEC and available on the Company’s website at www.investor.instinetgroup.com.